Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Multistate Trust III of our report dated July 28, 2016, relating to the financial statements and financial highlights, which appears in the Nuveen Georgia Municipal Bond Fund, Nuveen Louisiana Municipal Bond Fund, Nuveen North Carolina Municipal Bond Fund and Nuveen Tennessee Municipal Bond Fund’s Annual Report on Form N-CSR for the year ended May 31, 2016. We also consent to the references to us under the headings Independent Registered Public Accounting Firm and Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 30, 2017